Exhibit 99.1


GRAPHIC OMITTED]


CONTACT:
The Management Network Group, Inc.          Brainerd Communicators
Janet Hall                                  Michele Clarke (Media)
Janet.Hall@tmng.com                         clarke@braincomm.com
800.876.5329                                212.986.6667
                                            Corey Kinger (Investors)
                                            kinger@braincomm.com
                                            212.986.6667


                 TMNG GLOBAL REPORTS 2007 SECOND QUARTER RESULTS



Overland Park, KS - August 14, 2007 - TMNG Global (Nasdaq: TMNG) a leading provider of management consulting and software solution services to the global communications, media and entertainment industries, today reported financial results for its 2007 second quarter ended June 30, 2007.

Revenue in the second quarter of 2007 was $15.1 million, a 58.5% increase over revenue of $9.5 million in the prior year period. The 2007 period results include $5.7M of revenue from the Company's new TMNG Global Software Solutions segment that consists of the recently acquired Cartesian Ltd. During the quarter, gross margin was 43.9%, compared with 48.7% in the second quarter of 2006. The lower gross margin reflected a richer mix of traditional management consulting revenues, which feature a number of larger and longer term projects.

TMNG Global reported a net loss of ($1.7) million, or ($0.05) per diluted share for the second quarter of 2007, compared to a net loss of ($2.6) million, or ($0.07) per diluted share in last year's second quarter. After adjusting for expenses related to the completion of the review of the Company's option granting practices by a special committee of the Board of Directors, depreciation and amortization expense, as well as non-cash expense related to share-based compensation, TMNG Global generated non-GAAP adjusted net income of approximately $0.3 million, or $0.01 per diluted share, during the second quarter of 2007. The comparable non-GAAP adjusted net loss for the second quarter of fiscal 2006 was ($1.3) million, or ($0.04) per diluted share.

For the six months ended June 30, 2007, revenue increased 81.0% to $30.2 million, compared with $16.7 million in the first six months of 2006. During the period, the Software Solutions segment contributed $10.9 million in revenue. During the 2007 six month period, gross margin was 44.5%, compared with 49.5% in the comparable year-ago period. Net loss for the first six months of 2007 was ($3.3) million or ($0.09) per diluted share, compared with a net loss of ($4.2) million or ($0.12) per diluted share in first six months of 2006. After adjusting for expenses related to the completion of the review of the Company's option granting practices by a special committee of the Board of Directors, depreciation and amortization expense, as well as non-cash benefits related to share-based compensation, TMNG Global generated non-GAAP adjusted net income of approximately $0.7 million, or $0.02 per diluted share, during the first six months of 2007. The comparable non-GAAP adjusted net loss for the 2006 six month period was ($1.9) million, or ($0.05) per diluted share.

The Company ended the second quarter with cash and short-term investments of $30.3 million, working capital of approximately $34.5 million, no long-term debt, and stockholders' equity of $53.5 million.

"Our second quarter results keep us on track with our expectations for the year and affirm that TMNG is poised to return to profitability in 2007 on a non-GAAP basis," said Rich Nespola, TMNG Global Chairman and CEO. "As shown by our acquisitions of Cartesian in the first quarter and RVA Consulting in the third quarter, we continue to aggressively bolster our business and extend and strengthen our transformational offerings to our expanding client base. We have continued to increase our market penetration in key industries such as cable and wireless. We also have broadened our geographical footprint, as evidenced by a greater than 50% revenue contribution from international engagements in the second quarter. We enter the second half of 2007 with excellent revenue momentum and substantial opportunities for growth both domestically and in key overseas markets."

In addition to reporting net loss and net loss per share on a GAAP basis, this press release contains certain non-GAAP adjustments which are described in the attached schedule entitled "Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Income (Loss)" that accompanies this press release. In making these non-GAAP adjustments, the Company took into account the impact of items that are generally not expected to be on-going in nature and certain non-cash expenses and benefits. Management believes the exclusion of these items provides a useful basis for evaluating underlying business performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating Company performance utilizing GAAP financial information. The Company believes that providing such adjusted results allows investors and other users of the Company's financial statements to better understand TMNG's comparative operating performance for the periods presented.

TMNG's management used each of these non-GAAP financial measures in its own evaluation of the Company's performance, particularly when comparing performance to the prior year's period. TMNG's non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although TMNG's management believes non-GAAP financial measures are useful in evaluating the performance of its business, TMNG acknowledges that items excluded from such measures may have a material impact on the Company's net income (loss) and net income (loss) per share calculated in accordance with GAAP. Therefore, management uses non-GAAP measures in conjunction with GAAP results. Investors and other users of our financial information should also consider the above factors when evaluating TMNG's results.

Conference Call
The Company will host a conference call at 5:00 p.m. ET today to discuss 2007 second quarter results. Investors can access the conference call via a live webcast on the company's website, www.tmng.com, or by dialing 973-935-8711, passcode 9031102. A replay of the conference call will be archived on the company's website for one week. Additionally, a replay of the call will be available by dialing 877-519-4471, passcode 9031102, through August 21, 2007.

About TMNG Global
TMNG Global (NASDAQ: TMNG) is a leading provider of professional services to the converging communications industry. Its companies, TMNG, CSMG Adventis, Cartesian, and RVA Consulting, and its base of over 500 consultants, have provided strategy, management, and technical consulting, as well as products and services, to more than 1200 communications service providers, entertainment, media, and technology companies and financial services firms worldwide. The company is headquartered in Overland Park, Kansas, with offices in Berlin, Boston, Chicago, London, New Jersey, New York, Shanghai and Washington, D. C.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future stock market conditions, business, revenues or profitability are subject to known and unknown risks, uncertainties, and contingencies, many of which are beyond the Company's control, which may cause actual results, performance, or achievements to differ materially from those projected or implied in such forward-looking statements. Factors that might affect actual results, performance, or achievements include, among other things, conditions in the telecommunications industry, overall economic and business conditions, the demand for the Company's services, the level of cash and non-cash expenditures incurred by the Company, and technological advances and competitive factors in the markets in which the Company competes. These risks and uncertainties are described in detail from time to time in TMNG's filings with the Securities and Exchange Commission.

                     (Please see attached financial tables)

                       THE MANAGEMENT NETWORK GROUP, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                      (In thousands, except per share data)
                                   (unaudited)


                                                                                                        Twenty-six
                                                                         Thirteen Weeks Ended           Weeks Ended
                                                                       -----------------------     ----------------------
                                                                        June 30,        July 1      June 30       July 1
                                                                          2007           2006         2007         2006
                                                                       ---------      ---------    ---------    ---------
Revenues                                                               $  15,120       $  9,541    $  30,233    $  16,704
Cost of services [includes net non-cash share-based
  compensation expense (credits) of $81 and $170 for
  the thirteen weeks ended June 30, 2007 and July 1,
  2006, respectively, and $(67) and $371 for the twenty-six
  weeks ended June 30, 2007 and July 1, 2006, respectively]                8,475          4,890       16,794        8,442
                                                                       ---------      ---------    ---------    ---------
Gross Profit                                                               6,645          4,651       13,439        8,262
Operating Expenses:
Selling, general and administrative [includes net non-cash
  share-based compensation expense of $307 and $784 for the
  thirteen weeks ended June 30, 2007 and July 1, 2006,
  respectively, and $11 and $1,351 for the twenty-six weeks
  ended June 30, 2007 and July 1, 2006, respectively]                      7,054          7,516       13,834       13,154
Special Committee investigation                                              789                       2,348
Intangible asset amortization                                                552            236        1,092          351
                                                                       ---------      ---------    ---------    ---------
Total operating expenses                                                   8,395          7,752       17,274       13,505
                                                                       ---------      ---------    ---------    ---------
Loss from operations                                                      (1,750)        (3,101)      (3,835)      (5,243)
Other income:
    Interest income                                                          381            546          798        1,081
    Other, net                                                                               (1)                       (1)
                                                                       ---------      ---------    ---------    ---------
        Total other income                                                   381            545          798        1,080
                                                                       ---------      ---------    ---------    ---------
Loss before income tax provision                                          (1,369)        (2,556)      (3,037)      (4,163)
Income tax provision                                                        (285)           (13)        (284)         (34)
                                                                       ---------      ---------    ---------    ---------
Net loss                                                              $   (1,654)     $  (2,569)   $  (3,321)    $ (4,197)

Loss per common share
Basic and diluted                                                     $    (0.05)     $   (0.07)   $   (0.09)    $  (0.12)
                                                                       =========      =========    =========    =========

Weighted average shares used in calculation of net loss
  per common share
Basic and diluted                                                         35,766         35,731       35,741       35,678


                       THE MANAGEMENT NETWORK GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (unaudited)


                                                                                        June 30,         December 30,
                                                                                          2007               2006
                                                                                      -----------        ------------
                                      ASSETS
CURRENT ASSETS:

    Cash and cash equivalents                                                          $    9,992         $   11,133
    Short-term investments                                                                 20,325             27,200
    Receivables:
       Accounts receivable                                                                 11,361              5,063
       Accounts receivable -- unbilled                                                      4,866              3,654
                                                                                      -----------        ------------
                                                                                           16,227              8,717
       Less:  Allowance for doubtful accounts                                                (530)              (378)
                                                                                      -----------        ------------
                                                                                           15,697              8,339
       Prepaid and other assets                                                             1,668              2,257
                                                                                      -----------        ------------
          Total current assets                                                             47,682             48,929
                                                                                      -----------        ------------
Property and equipment, net                                                                 1,279                846
Goodwill                                                                                   13,365             13,365
Licenses and other identifiable intangible assets, net                                      7,930              1,189
Other assets                                                                                  922                967
                                                                                      -----------        ------------
Total Assets                                                                           $   71,178         $   65,296
                                                                                      ===========        ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Trade accounts payable                                                              $   2,391          $   1,446
    Accrued payroll, bonuses and related expenses                                           3,765              1,965
    Other accrued liabilities                                                               3,016              2,019
    Income tax liabilities                                                                  1,475                271
    Accrued contingent consideration                                                        1,880
    Unfavorable and other lease obligations                                                   666                649
                                                                                      -----------        ------------
        Total current liabilities                                                          13,193              6,350

NONCURRENT LIABILITIES:
    Deferred income tax liability                                                           2,074
    Unfavorable and other lease obligations                                                 1,951              2,189
    Other noncurrent liabilities                                                              508
                                                                                      -----------        ------------
       Total noncurrent liabilities                                                         4,533              2,189

Total stockholders' equity                                                                 53,452             56,757
                                                                                      -----------        ------------
Total Liabilities and Stockholders' Equity                                             $   71,178         $   65,296
                                                                                      ===========        ============

                       THE MANAGEMENT NETWORK GROUP, INC.
     RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)
                                   (unaudited)
                      (in thousands, except per share data)


                                                                       THIRTEEN WEEKS ENDED            TWENTY-SIX WEEKS ENDED
                                                                  ----------------------------       ----------------------------
                                                                     June 30,          July 1,          June 30,        July 1,
                                                                       2007             2006              2007           2006
                                                                  -----------      -----------       -----------      -----------
Reconciliation of GAAP net loss to non-GAAP adjusted net income
    (loss)
    GAAP net loss                                                 $   (1,654)      $   (2,569)       $   (3,321)      $   (4,197)
                                                                  -----------      -----------       -----------      -----------
    Special Committee investigation                                      789                -             2,348                -
    Depreciation and amortization                                        809              341             1,681              555
    Non-cash share based compensation expense (credit)                   388              954              (56)            1,722
                                                                  -----------      -----------       -----------      -----------
     Adjustments to GAAP net loss                                      1,986            1,295             3,973            2,277

                                                                  -----------      -----------       -----------      -----------
Non-GAAP adjusted net income (loss)                               $      332       $   (1,274)       $      652       $   (1,920)
                                                                  ===========      ===========       ===========      ===========

Reconciliation of GAAP net loss per diluted common share to non-GAAP adjusted net income (loss) per diluted common share:

   GAAP net loss per diluted common share                         $    (0.05)      $    (0.07)       $    (0.09)      $    (0.12)
                                                                  -----------      -----------       -----------      -----------

   Special Committee investigation                                      0.02                -              0.06                -
   Depreciation and amortization                                        0.03             0.01              0.05             0.02
   Non-cash share based compensation expense (credit)                   0.01             0.02                 -             0.05
                                                                  -----------      -----------       -----------      -----------
     Adjustments to GAAP net loss per diluted common share              0.06             0.03              0.11             0.07
                                                                  -----------      -----------       -----------      -----------
Non-GAAP adjusted net income (loss) per diluted common share      $     0.01       $    (0.04)       $     0.02       $    (0.05)
                                                                  ===========      ===========       ===========      ===========

Weighted average shares used in calculation of net loss per
common share
   Basic and diluted                                                  35,766           35,731            35,741           35,678
                                                                  ===========      ===========       ===========      ===========

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